Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Report of Foreign Private Issuer on Form 6-K of our report dated October 17, 2013, relating to the balance sheets of BGS Acquisition Corp. (a company in the development stage) as of July 31, 2013 and 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended July 31, 2013, for the period from August 9, 2011 (date of incorporation) to July 31, 2012, and for the period from August 9, 2011 (date of incorporation) to July 31, 2013.

/s/ Rothstein Kass
Roseland, New Jersey October 18, 2013